EXHIBIT 99.1

TRANSOCEAN LTD. REPORTS THIRD QUARTER 2018 RESULTS

•	Total contract drilling revenues were $816 million, compared with $790 million in the second quarter of 2018;
•	Revenue efficiency(1) was 95.2%, compared with 97.4% in the prior quarter;
•	Operating and maintenance expense was $447 million, compared with $431 million in the prior period;
•

Net loss attributable to controlling interest was $409 million, $0.88 per diluted share, compared with net loss attributable to controlling interest of $1.135 billion, $2.46 per diluted share, in the second quarter of 2018;

•

Adjusted net income  was $30 million, $0.06 per diluted share,  excluding $439 million of net unfavorable items. This compares with adjusted net loss of $18 million, $0.04 per diluted share, in the prior quarter;

•	Adjusted normalized EBITDA margin was $341 million or 42%, compared with $311 million or 40% in the prior quarter;
•	Cash flows from operating activities were $214 million, up from $3 million in the prior quarter;
•

During the third quarter, the company entered into a definitive merger agreement under which Transocean agreed to acquire Ocean Rig in a cash and stock transaction valued at approximately $2.7 billion, including Ocean Rig’s net debt; and

•	Contract backlog was $11.5 billion as of the October 2018 Fleet Status Report.

STEINHAUSEN, Switzerland—October 29, 2018—Transocean Ltd. (NYSE: RIG) today reported net loss attributable to controlling interest of $409 million, $0.88 per diluted share, for the three months ended September 30, 2018.

Third quarter 2018 results included net unfavorable items of $439 million, or $0.94 per diluted share, as follows:

•	$432 million, $0.93 per diluted share, loss on impairment primarily for two floaters previously announced for retirement;
•	$4 million, $0.01 per diluted share, in acquisition costs; and
•	$3 million loss related to other unfavorable items.

After consideration of these net unfavorable items, third quarter 2018 adjusted net income was $30 million, or $0.06 per diluted share.

Contract drilling revenues for the three months ended September 30, 2018,  sequentially increased $26 million to $816 million due to higher utilization partially offset by lower revenue efficiency on the company’s ultra-deepwater fleet.

Contract drilling revenues included customer early termination fees of $37 million on the Discoverer Clear Leader in both the second and third quarters. The third quarter also included a non-cash revenue reduction of $29 million from contract intangible amortization associated with the Songa acquisition. The second quarter non-cash revenue reduction from contract intangible amortization was $30 million.

Operating and maintenance expense was $447 million, compared with $431 million in the prior quarter. The sequential increase was the result of the reactivation and contract preparation costs related to Development Driller III and Deepwater Nautilus, increased quarterly maintenance costs and legal fees associated with a dual activity patent settlement; offset by reduced operating costs and the recovery of certain legal fees in Norway.

General and administrative expense was $35 million, compared with  $52 million in the prior quarter.  The decrease was primarily due to charges in the second quarter of 2018 related to the early retirement of certain personnel and a legal reimbursement, partially offset by third quarter Ocean Rig acquisition costs.

Depreciation expense was $201 million, down from $211 million in the second quarter of 2018. The decrease was primarily due to the previously announced floater retirements.

Interest expense, net of amounts capitalized, was $160 million, compared with $148 million in the prior quarter. The increase was due to the senior secured notes issued during the third quarter of 2018 partially offset by senior secured term loan facilities assumed during the Songa acquisition that were retired. Capitalized interest was  $8 million in the third quarter of 2018, compared with $7 million in the prior quarter. Interest income was $11 million, compared with $13 million in the prior quarter.

The Effective Tax Rate(2) was 6.7%,  up from (8.0)% in the prior quarter.  The increase was due to the relative blend of income from operations in certain jurisdictions and a tax benefit on the pre-tax loss in the third quarter. In addition, the second quarter of 2018 included a reasonable estimate of transition taxes associated with U.S. tax reform (“2017 Tax Act”).

Cash flows from operating activities increased $211 million sequentially to $214 million primarily due to the collection of certain receivables,  decreased income tax payments, insurance prepayments, and interest payments.

Third quarter 2018 capital expenditures of  $48 million were primarily related to the company’s newbuild drillships. This compares with $39 million in the previous quarter.

“We continued to operate at a high level in the third quarter, with revenue efficiency again exceeding 95%, resulting in quarterly revenue of $816 million,” said Jeremy Thigpen, President and Chief Executive Officer. “We also delivered an industry-leading Adjusted Normalized EBITDA margin of 42% through the efficient conversion of our industry best $11.5 billion backlog.”

Thigpen added, “We remain encouraged by the increase that we are experiencing in floater contracting activity. Over the past three months, as a testament to our fleet quality, operating performance and customer relationships, we secured almost $500 million of new backlog, bringing our 12-month total to over $1.5 billion.”

Thigpen concluded, “In preparation for an offshore recovery, during the quarter, we also continued the high-grading of our fleet by announcing our agreement to acquire Ocean Rig. With its strong balance sheet, and fleet of 11 high-specification ultra-deepwater drillships, two of which are currently under construction, and two harsh environment semisubmersibles, Ocean Rig presents us with a unique opportunity to continue enhancing both our fleet and our optionality as the market recovery unfolds. We look forward to a favorable shareholder vote at our Extraordinary General Meeting scheduled for November 29, and to ultimately closing the transaction in December.”

Further to the above referenced Ocean Rig acquisition, Mark Mey, Executive Vice President and Chief Financial Officer added, “Consistent with our objective of protecting near-term liquidity, last week we successfully issued $750 million of seven-year priority guaranteed notes replacing the committed Ocean Rig acquisition financing with permanent financing.”

Non-GAAP Financial Measures

We present our operating results in accordance with accounting principles generally accepted in the U.S. (U.S. GAAP). We believe certain financial measures, such as Adjusted Net Income, EBITDA, Adjusted EBITDA and Adjusted Normalized EBITDA, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our operating performance. We believe that such non-GAAP measures, when read in conjunction with our operating results presented under U.S. GAAP, can be used to better assess our performance from period to period and relative to performance of other companies in our industry, without regard to financing methods, historical cost basis or capital structure. Such non-GAAP measures should be considered as a supplement to, and not as a substitute for, financial measures prepared in accordance with U.S. GAAP.

All non-GAAP measure reconciliations to the most comparative U.S. GAAP measures are displayed in quantitative schedules on the company’s website at: www.deepwater.com.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on ultra-deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of 41 mobile offshore drilling units consisting of 23 ultra-deepwater floaters, 12 harsh environment floaters, two deepwater floaters and four midwater floaters. In addition, Transocean is constructing two ultra-deepwater drillships and one harsh environment semisubmersible in which the company holds a 33.0% interest.

For more information about Transocean, please visit: www.deepwater.com.

Conference Call Information

Transocean will conduct a teleconference starting at 9 a.m. EDT, 2 p.m. CEST, on Tuesday,  October 30, 2018, to discuss the results. To participate, dial +1 334-323-0522 and refer to conference code 9280610 approximately 10 minutes prior to the scheduled start time.

The teleconference will be simulcast in a listen-only mode at: www.deepwater.com, by selecting Investors, News, and Webcasts. Supplemental materials that may be referenced during the teleconference will be available at: www.deepwater.com, by selecting Investors, Financial Reports.

A replay of the conference call will be available after 12 p.m. EDT, 5 p.m. CEST, on October 30, 2018. The replay, which will be archived for approximately 30 days, can be accessed at +1 719-457-0820, passcode 9280610 and PIN 7706. The replay will also be available on the company’s website.

Forward-Looking Statements

The statements described in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain words such as "possible," "intend," "will," "if," "expect," or other similar expressions. Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results could differ materially from those indicated in these forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, estimated duration of customer contracts, contract dayrate amounts, future contract commencement dates and locations, planned shipyard projects and other out-of-service time, sales of drilling units, timing of the company’s newbuild deliveries, operating hazards and delays, risks associated with international operations, actions by customers and other third parties, the future prices of oil and gas, the intention to scrap certain drilling rigs, the results of our final accounting for the periods presented in this press release,  the timing and likelihood of the completion of the contemplated acquisition of Ocean Rig UDW Inc. (“Ocean Rig”), the expected benefits from the transaction, the ability to successfully integrate the Transocean and Ocean Rig businesses, the success of our business following the acquisition of Songa Offshore SE (“Songa”),  and other factors, including those and other risks discussed in the company's most recent Annual Report on Form 10-K for the year ended December 31, 2017, and in the company's other filings with the SEC, which are available free of charge on the SEC's website at: www.sec.gov. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or expressed or implied by such forward-looking statements. All subsequent written and oral forward-looking statements attributable to the company or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that occur, or which we become aware of, after the date hereof, except as otherwise may be required by law. All non-GAAP financial measure reconciliations to the most comparative GAAP measure are displayed in quantitative schedules on the company’s website at: www.deepwater.com.

This press release, or referenced documents, do not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and do not constitute an offering prospectus within the meaning of article 652a or article 1156 of the Swiss Code of Obligations. Investors must rely on their own evaluation of Transocean and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of Transocean.

Additional Information and Where to Find It

More information is available related to the contemplated acquisition of Ocean Rig pursuant to the terms of the Agreement and Plan of Merger, dated as of September 3, 2018, by and among Ocean Rig, Transocean, Transocean Oceanus Holdings Limited and Transocean Oceanus Limited. In connection with the contemplated acquisition, Transocean has filed a Registration Statement on Form S‑4 with the SEC that includes a joint proxy statement of Transocean and Ocean Rig that also constitutes a prospectus of Transocean. This joint proxy statement/prospectus has been mailed or otherwise disseminated to Transocean and Ocean Rig shareholders.

INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE CONTEMPLATED ACQUISITION OF OCEAN RIG. You may obtain a free copy of the joint proxy statement/prospectus and other relevant documents filed by Transocean and Ocean Rig with the SEC at the SEC’s website at: www.sec.gov. Copies of the documents filed by Transocean with the SEC will be available free of charge on Transocean’s website at: http://www.deepwater.com or by emailing Transocean’s Investor Relations at: info@deepwater.com. Copies of the documents filed by Ocean Rig with the SEC will be available free of charge on Ocean Rig’s website at: www.ocean-rig.com or by emailing Ocean Rig’s Investor Relations at: oceanrig@capitallink.com.

Notes

(1)

Revenue efficiency is defined as actual contract drilling revenues for the measurement period divided by the maximum revenue calculated for the measurement period, expressed as a percentage. Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions. See the accompanying schedule entitled “Revenue Efficiency.”

(2)

Effective Tax Rate is defined as income tax expense for continuing operations divided by income from continuing operations before income taxes. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

Analyst Contacts:

Bradley Alexander

+1 713-232-7515

Lexington May

+1 832-587-6515

Media Contact:

Pam Easton

+1 713-232-7647

TRANSOCEAN LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017

Contract drilling revenues (1)	$816	$699	$2,270	$2,142
Other revenues	—	109	—	202
	816	808	2,270	2,344
Costs and expenses
Operating and maintenance	447	325	1,302	1,003
Depreciation	201	197	614	648
General and administrative	35	39	134	113
	683	561	2,050	1,764
Loss on impairment	(432)	(1,385)	(1,446)	(1,498)
Loss on disposal of assets, net	(6)	(9)	—	(1,602)
Operating loss	(305)	(1,147)	(1,226)	(2,520)

Other income (expense), net
Interest income	11	21	36	34
Interest expense, net of amounts capitalized	(160)	(112)	(455)	(368)
Loss on retirement of debt	(1)	(1)	(3)	(49)
Other, net	16	8	6	11
	(134)	(84)	(416)	(372)
Loss before income tax expense (benefit)	(439)	(1,231)	(1,642)	(2,892)
Income tax expense (benefit)	(30)	180	118	103

Net loss	(409)	(1,411)	(1,760)	(2,995)
Net income (loss) attributable to noncontrolling interest	—	6	(6)	21
Net loss attributable to controlling interest	$(409)	$(1,417)	$(1,754)	$(3,016)

Loss per share
Basic	$(0.88)	$(3.62)	$(3.86)	$(7.72)
Diluted	$(0.88)	$(3.62)	$(3.86)	$(7.72)

Weighted-average shares outstanding
Basic	463	391	454	391
Diluted	463	391	454	391

___________________________________

(1)

Contract drilling revenues, in the three and nine months ended September 30, 2018, includes revenues of (a) $37 million and $112 million, respectively, resulting from contract early terminations and cancellations, (b) $43 million  and $94 million, respectively, from customer reimbursements and (c) a reduction of $29 million and $78 million, respectively, resulting from the amortization of contract intangible assets.

TRANSOCEAN LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	September 30,	December 31,
	2018	2017

Assets
Cash and cash equivalents	$2,307	$2,519
Short-term investments	—	450
Accounts receivable, net of allowance for doubtful accounts
of less than $1 at September 30, 2018 and December 31, 2017	627	596
Materials and supplies, net of allowance for obsolescence
of $139 and $141 at September 30, 2018 and December 31, 2017, respectively	401	418
Restricted cash accounts and investments	561	466
Other current assets	169	157
Total current assets	4,065	4,606

Property and equipment	23,565	22,693
Less accumulated depreciation	(5,206)	(5,291)
Property and equipment, net	18,359	17,402
Contract intangible assets	554	—
Deferred income taxes, net	40	47
Other assets	444	355
Total assets	$23,462	$22,410

Liabilities and equity
Accounts payable	$172	$201
Accrued income taxes	26	79
Debt due within one year	372	250
Other current liabilities	752	839
Total current liabilities	1,322	1,369

Long-term debt	8,955	7,146
Deferred income taxes, net	75	44
Other long-term liabilities	1,149	1,082
Total long-term liabilities	10,179	8,272

Commitments and contingencies
Redeemable noncontrolling interest	—	58

Shares, CHF 0.10 par value, 490,584,698 authorized, 143,754,927 conditionally authorized, 462,880,809 issued and 461,903,386 outstanding at September 30, 2018, and 417,060,033 authorized, 143,783,041 conditionally
authorized, 394,801,990 issued and 391,237,308 outstanding at December 31, 2017	44	37
Additional paid-in capital	12,033	11,031
Retained earnings	175	1,929
Accumulated other comprehensive loss	(290)	(290)
Total controlling interest shareholders’ equity	11,962	12,707
Noncontrolling interest	(1)	4
Total equity	11,961	12,711
Total liabilities and equity	$23,462	$22,410

TRANSOCEAN LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine months ended
	September 30,
	2018	2017
Cash flows from operating activities
Net loss	$(1,760)	$(2,995)
Adjustments to reconcile to net cash provided by operating activities:
Contract intangible asset amortization	78	—
Depreciation	614	648
Share-based compensation expense	36	30
Loss on impairment	1,446	1,498
Loss on disposal of assets, net	—	1,602
Loss on retirement of debt	3	49
Deferred income tax expense (benefit)	50	32
Other, net	12	29
Changes in deferred revenues, net	(127)	(109)
Changes in deferred costs, net	23	42
Changes in other operating assets and liabilities, net	(55)	100
Net cash provided by operating activities	320	926

Cash flows from investing activities
Capital expenditures	(140)	(386)
Proceeds from disposal of assets, net	37	330
Unrestricted and restricted cash acquired in business combination	131	—
Investment in unconsolidated affiliates	(107)	—
Deposits into short-term investments	(50)	—
Proceeds from maturities of short-term investments	500	—
Other, net	—	10
Net cash provided by (used in) investing activities	371	(46)

Cash flows from financing activities
Proceeds from issuance of debt, net of discounts and issue costs	1,319	403
Repayments of debt	(2,015)	(1,629)
Proceeds from investments restricted for financing activities	26	102
Payments to terminate derivative instruments	(92)	—
Other, net	(29)	(3)
Net cash used in financing activities	(791)	(1,127)

Net decrease in unrestricted and restricted cash and cash equivalents	(100)	(247)
Unrestricted and restricted cash and cash equivalents, beginning of period	2,975	3,433
Unrestricted and restricted cash and cash equivalents, end of period	$2,875	$3,186

TRANSOCEAN LTD. AND SUBSIDIARIES
FLEET OPERATING STATISTICS

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Contract Drilling Revenues (1) (in millions)	2018	2018	2017	2018	2017
Contract drilling revenues
Ultra-deepwater floaters	$482	$470	$511	$1,330	$1,513
Harsh environment floaters	265	252	106	721	332
Deepwater floaters	36	35	35	106	106
Midwater floaters	19	18	18	58	49
High-specification jackups	14	15	29	55	142
Total contract drilling revenues	816	790	699	2,270	2,142

Other revenues
Customer early termination fees	—	—	99	—	176
Customer reimbursement revenues and other	—	—	10	—	26
Total other revenues	—	—	109	—	202
Total revenues	$816	$790	$808	$2,270	$2,344

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Average Daily Revenue (2)	2018	2018	2017	2018	2017
Ultra-deepwater floaters	$340,500	$377,600	$449,300	$364,500	$481,900
Harsh environment floaters	309,000	304,600	213,100	298,500	248,700
Deepwater floaters	195,700	189,800	187,300	193,000	192,800
Midwater floaters	98,500	99,100	98,900	103,000	97,500
High-specification jackups	145,700	150,600	151,200	149,100	143,600
Total drilling fleet	$295,000	308,300	$319,000	$297,300	$328,800

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Utilization (3)	2018	2018	2017	2018	2017
Ultra-deepwater floaters	56%	47%	42%	46%	39%
Harsh environment floaters	83%	81%	77%	83%	70%
Deepwater floaters	100%	100%	69%	100%	67%
Midwater floaters	43%	35%	50%	38%	35%
High-specification jackups	100%	95%	95%	97%	56%
Total drilling fleet	65%	57%	52%	58%	46%

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Revenue Efficiency (4)	2018	2018	2017	2018	2017
Ultra-deepwater floaters	94.8%	99.7%	98.6%	94.5%	97.9%
Harsh environment floaters	95.3%	94.5%	92.0%	95.0%	95.8%
Deepwater floaters	96.3%	92.3%	90.0%	93.9%	92.7%
Midwater floaters	97.9%	99.1%	97.4%	97.8%	96.2%
High-specification jackups	99.4%	99.7%	99.3%	99.5%	101.2%
Total drilling fleet	95.2%	97.4%	97.1%	94.9%	97.4%

(1) Contract drilling revenues, in the three and nine months ended September 30, 2018, includes revenues of (a) $37 million and $112 million, respectively, resulting from contract early terminations and cancellations, (b) $43 million and $94 million, respectively, from customer reimbursement and (c) a reduction of $29 million and $78 million, resulting from the amortization of contract intangible assets.

(2) Average daily revenue is defined as contract drilling revenues earned per operating day. An operating day is defined as a calendar day during which a rig is contracted to earn a dayrate during the firm contract period after commencement of operations.

(3) Rig utilization is defined as the total number of operating days divided by the total number of available rig calendar days in the measurement period, expressed as a percentage.

(4) Revenue efficiency is defined as actual contract drilling revenues for the measurement period divided by the maximum revenue calculation for the measurement period, expressed as a percentage. Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions.

TRANSOCEAN LTD. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
ADJUSTED NET INCOME (LOSS) AND ADJUSTED DILUTED EARNINGS (LOSS) PER SHARE
(In millions, except per share data)

	YTD	QTD	YTD	QTD	YTD
	09/30/18	09/30/18	06/30/18	06/30/18	03/31/18
Adjusted Net Income (Loss)
Net income (loss) attributable to controlling interest, as reported	$(1,754)	$(409)	$(1,345)	$(1,135)	$(210)
Acquisition and restructuring costs	22	4	18	11	7
Loss on impairment of goodwill and other assets	1,446	432	1,014	1,014	—
(Gain) loss on disposal of assets, net	(6)	1	(7)	(1)	(6)
Loss on retirement of debt	3	1	2	2	—
Discrete tax items and other, net	91	1	90	91	(1)
Net income (loss), as adjusted	$(198)	$30	$(228)	$(18)	$(210)

Adjusted Diluted Earnings (Loss) Per Share:
Diluted loss per share, as reported	$(3.86)	$(0.88)	$(2.99)	$(2.46)	$(0.48)
Acquisition and restructuring costs	0.05	0.01	0.05	0.03	0.02
Loss on impairment of goodwill and other assets	3.18	0.93	2.26	2.19	—
(Gain) loss on disposal of assets, net	(0.02)	—	(0.02)	—	(0.02)
Loss on retirement of debt	0.01	—	—	—	—
Discrete tax items and other, net	0.20	—	0.20	0.20	—
Diluted earnings (loss) per share, as adjusted	$(0.44)	$0.06	$(0.50)	$(0.04)	$(0.48)

	YTD	QTD	YTD	QTD	YTD	QTD	YTD
	12/31/17	12/31/17	09/30/17	09/30/17	06/30/17	06/30/17	03/31/17
Adjusted Net Income (Loss)
Net income (loss) attributable to controlling interest, as reported	$(3,127)	$(111)	$(3,016)	$(1,417)	$(1,599)	$(1,690)	$91
Litigation matters	(8)	(1)	(7)	—	(7)	1	(8)
Acquisition and restructuring costs	6	1	5	3	2	2	—
Loss on impairment of assets	1,497	(2)	1,499	1,386	113	113	—
(Gain) loss on disposal of assets, net	1,590	(6)	1,596	1	1,595	1,597	(2)
Loss on retirement of debt	55	6	49	1	48	48	—
Discrete tax items and other, net	(37)	20	(57)	90	(147)	(70)	(77)
Net income (loss), as adjusted	$(24)	$(93)	$69	$64	$5	$1	$4

Adjusted Diluted Earnings (Loss) Per Share:
Diluted earnings (loss) per share, as reported	$(8.00)	$(0.28)	$(7.72)	$(3.62)	$(4.09)	$(4.32)	$0.23
Litigation matters	(0.02)	—	(0.02)	—	(0.02)	—	(0.02)
Acquisition and restructuring costs	0.01	—	0.01	0.01	—	—	—
Loss on impairment of assets	3.84	—	3.84	3.54	0.29	0.29	—
(Gain) loss on disposal of assets, net	4.07	(0.01)	4.08	—	4.08	4.08	—
Loss on retirement of debt	0.14	0.01	0.12	—	0.12	0.12	—
Discrete tax items and other, net	(0.10)	0.04	(0.13)	0.23	(0.37)	(0.17)	(0.20)
Diluted earnings (loss) per share, as adjusted	$(0.06)	$(0.24)	$0.18	$0.16	$0.01	$—	$0.01

TRANSOCEAN LTD. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
EARNINGS BEFORE INTEREST, TAXES AND DEPRECIATION AND RELATED MARGINS
(In millions, except percentages)

	YTD	QTD	YTD	QTD	YTD
	09/30/18	09/30/18	06/30/18	06/30/18	03/31/18

Contract drilling revenues	$2,270	$816	$1,454	$790	$664
Drilling contract termination fees	(112)	(37)	(75)	(37)	(38)
Contract intangible amortization	78	29	49	30	19
Adjusted Normalized Revenues	$2,236	$808	$1,428	$783	$645

Net loss	$(1,760)	$(409)	$(1,351)	$(1,139)	$(212)
Interest expense, net of interest income	419	149	270	135	135
Income tax expense (benefit)	118	(30)	148	85	63
Depreciation expense	614	201	413	211	202
Contract intangible amortization	78	29	49	30	19
EBITDA	(531)	(60)	(471)	(678)	207

Acquisition and restructuring costs	22	4	18	11	7
Loss on impairment of goodwill and other assets	1,446	432	1,014	1,014	—
Gain (loss) on disposal of assets, net	(6)	1	(7)	(1)	(6)
Loss on retirement of debt	3	1	2	2	—
Adjusted EBITDA	934	378	556	348	208

Drilling contract termination fees	(112)	(37)	(75)	(37)	(38)
Adjusted Normalized EBITDA	$822	$341	$481	$311	$170

EBITDA margin	(23)%	(7)%	(32)%	(86)%	31%
Adjusted EBITDA margin	41%	46%	38%	44%	31%
Adjusted Normalized EBITDA margin	37%	42%	34%	40%	26%

	YTD	QTD	YTD	QTD	YTD	QTD	YTD
	12/31/17	12/31/17	09/30/17	09/30/17	06/30/17	06/30/17	03/31/17

Operating revenues	$2,973	$629	$2,344	$808	$1,536	$751	$785
Drilling contract termination fees	(201)	(25)	(176)	(99)	(77)	(40)	(37)
Adjusted Normalized Revenues	$2,772	$604	$2,168	$709	$1,459	$711	$748

Net income (loss)	$(3,097)	$(102)	$(2,995)	$(1,411)	$(1,584)	$(1,679)	$95
Interest expense, net of interest income	448	114	334	91	243	122	121
Income tax expense (benefit)	94	(9)	103	180	(77)	(37)	(40)
Depreciation expense	832	184	648	197	451	219	232
EBITDA	(1,723)	187	(1,910)	(943)	(967)	(1,375)	408

Litigation matters	(8)	(2)	(6)	—	(6)	2	(8)
Acquisition and restructuring costs	7	1	6	4	2	2	—
Loss on impairment of assets	1,498	—	1,498	1,385	113	113	—
(Gain) loss on disposal of assets, net	1,590	(6)	1,596	1	1,595	1,597	(2)
Loss on retirement of debt	55	6	49	1	48	48	—
Adjusted EBITDA	1,419	186	1,233	448	785	387	398

Drilling contract termination fees	(201)	(25)	(176)	(99)	(77)	(40)	(37)
Adjusted Normalized EBITDA	$1,218	$161	$1,057	$349	$708	$347	$361

EBITDA margin	(58)%	30%	(81)%	(117)%	(63)%	(183)%	52%
Adjusted EBITDA margin	48%	30%	53%	55%	51%	52%	51%
Adjusted Normalized EBITDA margin	44%	27%	49%	49%	49%	49%	48%

TRANSOCEAN LTD. AND SUBSIDIARIES
SUPPLEMENTAL EFFECTIVE TAX RATE ANALYSIS
(In millions, except tax rates)

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2018	2018	2017	2018	2017
Loss before income taxes	$(439)	$(1,054)	$(1,231)	$(1,642)	$(2,892)
Litigation matters	—	—	—	—	(6)
Acquisition and restructuring costs	4	11	4	22	6
Loss on impairment of goodwill and other assets	432	1,014	1,385	1,446	1,498
(Gain) loss on disposal of assets, net	1	(1)	1	(6)	1,596
Loss on retirement of debt	1	2	1	3	49
Adjusted income (loss) before income taxes	$(1)	$(28)	$160	$(177)	$251

Income tax expense (benefit)	$(30)	$85	$180	$118	$103
Litigation matters	—	—	—	—	1
Acquisition and restructuring costs	—	—	1	—	1
Loss on impairment of goodwill and other assets	—	—	(1)	—	(1)
(Gain) loss on disposal of assets, net	—	—	—	—	—
Changes in estimates (1)	(1)	(91)	(90)	(91)	57
Adjusted income tax expense (benefit) (2)	$(31)	$(6)	$90	$27	$161

Effective Tax Rate (3)	6.7%	(8.0)%	(14.7)%	(7.2)%	(3.6)%

Effective Tax Rate, excluding discrete items (4)	2,757.6%	22.0%	56.5%	(15.6)%	64.2%

(1) Our estimates change as we file tax returns, settle disputes with tax authorities or become aware of other events and include changes in
(a) deferred taxes, (b) valuation allowances on deferred taxes and (c) other tax liabilities.

(2) The three and nine months ended September 30, 2018 included $(30) million of additional tax expense (benefit) reflecting the cumulative effect of an increase (decrease) in the annual effective tax rate from the previous quarter estimate.

(3) Our effective tax rate is calculated as income tax expense divided by income before income taxes.

(4) Our effective tax rate, excluding discrete items, is calculated as income tax expense, excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes), divided by income before income tax expense, excluding gains and losses on sales and similar items pursuant to the accounting standards for income taxes and estimating the annual effective tax rate.